UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2008 (December 5, 2008)
King Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Tennessee (State or Other Jurisdiction of Incorporation)	001-15875 (Commission File Number)	54-1684963 (I.R.S. Employer Identification No.)

501 Fifth Street Bristol, Tennessee (Address of principal executive offices)	37620 (Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

Former name or former address if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     King Pharmaceuticals, Inc. (“King”) entered into Amendment No. 1 to Credit Agreement, dated as of December 5, 2008 (“Amendment No. 1”), by and among King, Credit Suisse, Cayman Islands Branch, Wachovia Bank, National Association, Bank Hapoalim B.M., Bank of America, N.A., Chang Hwa Commercial Bank, Ltd., New York Branch, Citibank, N.A., Dnb NOR Bank ASA, First Commercial Bank, Los Angeles Branch, First Tennessee Bank, National Association, Fortis Bank, JPMorgan Chase Bank, N.A., the Royal Bank of Scotland plc, and U.S. Bank, N.A. Upon the satisfaction of certain conditions contained in Amendment No. 1, including King’s entering into a $300.0 million term loan credit agreement, the consummation of King’s previously announced tender offer (the “Offer”) for all of the outstanding shares (“Shares”) of Class A Common Stock of Alpharma Inc. (“Alpharma”) and certain other customary closing conditions, Amendment No. 1 would become effective and amend King’s $475.0 million Credit Agreement, dated as of April 19, 2007 (the “Original Credit Agreement” and, the $475.0 million senior secured revolving credit facility provided thereunder, the “Credit Facility”).
     Upon the effectiveness of Amendment No. 1, King would be entitled to utilize the funds under the Credit Facility, as amended by Amendment No. 1, for working capital and general corporate purposes and would also be entitled to utilize the funds to fund the purchase of Shares in the Offer and to consummate the other transactions contemplated by the Merger Agreement by and among King, Alpharma and Albert Acquisition Corp., a wholly owned subsidiary of King, dated as of November 23, 2008 (the “Merger Agreement”).
     Unless and until Amendment No. 1 becomes effective, King will continue to be entitled to utilize the funds under the Credit Facility on its existing terms for working capital and general corporate purposes.
     As of the date of this report, among other things, King has not entered into a $300.0 million term loan credit agreement and accordingly is not presently entitled to utilize the funds under the Credit Facility, as amended by Amendment No. 1, to fund the purchase of shares in the Offer or to consummate the other transactions contemplated by the Merger Agreement. There is no assurance that King will enter into a $300.0 million term loan credit agreement or will satisfy the other conditions contained in Amendment No. 1.
     Other material terms of the Credit Facility, as amended by Amendment No. 1, which would apply upon satisfaction of the conditions contained in Amendment No. 1, are described below.
     The amended Credit Facility would remain in the aggregate principal amount of $475.0 million. The amended Credit Facility would provide for a $20.0 million sublimit for swingline loans and a $40.0 million sublimit for the issuance of standby letters of credit, and would mature on April 19, 2012 or, in the event certain conditions are not met, October 1, 2011. Any swingline loans and letters of credit would reduce the available commitment under the Credit Facility on a dollar-for-dollar basis.
     In addition to the existing subsidiary guarantees, the loans and other obligations under the amended Credit Facility would be guaranteed by substantially all of the domestic subsidiaries of King.
     In addition to the existing collateral, King’s obligations under the amended Credit Facility would be secured by substantially all of the assets of King and each guarantor (subject to certain exceptions and limitations).

     King’s borrowings under the Credit Facility, other than swingline loans, would bear interest at annual rates that, at King’s option, would be either:
•	a base rate generally defined as the sum (i) the greater of (a) the prime rate of Credit Suisse and (b) the federal funds effective rate plus 0.5% and (ii) an applicable percentage of 4.0%;

•	an adjusted LIBO rate generally defined as the sum of (i) the product of (a) LIBOR (by reference to the British Banking Association Interest Settlement Rates) and (b) a fraction the numerator of which is one and the denominator of which is the number one minus certain maximum statutory reserves for eurocurrency liabilities and (ii) an applicable percentage of 5.0%.
     All swingline loans would bear interest computed under the base rate formula.
     Interest on King’s borrowings would be payable quarterly in arrears for base rate loans and at the end of each interest rate period (but not less often than quarterly) for LIBOR loans.
     King would be required to pay an unused commitment fee on the difference between committed amounts and amounts other than swingline loans actually used under the Credit Facility equal to 0.5% per annum. King would also be required to pay a letter of credit participation fee based upon the aggregate face amount of outstanding letters of credit equal to 5.0% per annum.
     The amended Credit Facility would require King to meet certain financial tests, including, without limitation:
•	maintenance of maximum funded debt to consolidated EBITDA ratios that range from 1.50 to 1 to 3.25 to 1 (depending on dates and the occurrence of certain events relating to certain patents); and

•	maintenance of minimum consolidated EBITDA to interest expense ratios that range from 3.75 to 1 to 4.00 to 1 (depending on dates and the occurrence of certain events relating to certain patents).
     In addition, the amended Credit Facility would contain certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, sale and leaseback transactions, loans and investments, acquisitions, dividends and other restricted payments, transactions with affiliates, asset dispositions, mergers and consolidations, prepayments, redemptions and repurchases of other indebtedness and other matters customarily restricted in such agreements.
     The amended Credit Facility would contain customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, certain impairments to the guarantees, and change in control.
     Certain of the lenders under the Credit Facility or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for King, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions. Affiliates of Credit Suisse and Wachovia Bank, National Association are parties to an existing debt commitment letter providing for financing for the Offer subject to the terms and conditions contained in such letter and are acting as financial advisors to King in connection with the Offer. In addition, an affiliate of Credit Suisse is acting as the dealer manager for the Offer.
Forward-Looking Statements
     This report contains forward-looking statements, which may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, “continue”, or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against King, Alpharma and others following announcement of the Merger Agreement; (3) the inability to complete the Offer due to the failure to satisfy the conditions to the Offer, including obtaining Shares in the Offer representing at least a majority of the voting power of the total number of Alpharma’s outstanding voting securities calculated on a fully-diluted basis or the expiration of the waiting period under the HSR Act; (4) the inability of King to obtain the $300 million term loan credit agreement; (5) the increased leverage as a result of the transaction; (6) legislative, regulatory and economic developments; and (7) other factors described in filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this communication are beyond King’s ability to control or predict. King can give no assurance that the conditions contained in Amendment No. 1 or the conditions to the Offer will be satisfied or that any of the transactions related to the Offer will be completed. King does not undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Except as otherwise required by applicable disclosure obligations, King is not responsible for updating the information contained in this communication beyond the published date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KING PHARMACEUTICALS, INC.
By:	/s/ Joseph Squicciarino
	Name:	Joseph Squicciarino
	Title:	Chief Financial Officer

Date: December 11, 2008